Exhibit 99.1

VIA Motors International, Inc. and Subsidiaries

Consolidated Financial Statements as of and for the Years Ended December 31, 2022 and 2021 and Report of Independent Registered Public Accounting Firm

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

Table of Contents

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	i

FINANCIAL STATEMENTS:
Consolidated Balance Sheets	1
Consolidated Statements of Operations	2
Consolidated Statements of Stockholders’ Deficit	3
Consolidated Statements of Cash Flows	4
Notes to Consolidated Financial Statements	5-30

VIA Motors International, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2022 and 2021

	December 31, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$1,139,758	$18,721,441
Accounts receivable	-	302
Inventory	58,674	227,482
Prepaid expenses	659,892	480,663
Total current assets	1,858,324	19,429,888

Property and equipment, net	2,326,018	96,139

Other Assets
Right of use asset	4,763,966	-
Other noncurrent assets	296,359	23,350
Total other assets	5,060,325	23,350

Total Assets	$9,244,667	$19,549,377

Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable	$13,189,050	$3,068,951
Payables - related party	3,140,000	3,140,000
Accrued expenses and other liabilities	4,680,541	2,098,856
SAFE Note, net of financing costs	7,500,000	7,280,979
Obligation to issue common stock - related party	55,963,260	55,963,260
Convertible notes payable, net of financing costs	77,685,701	40,847,029
Total current liabilities	162,158,552	112,399,075

Noncurrent liabilities
Derivative liabilities	-	2,573
Lease liabilities	3,712,456	-
Accrued warranty, net of current position	18,000	92,000
Total liabilities	165,889,008	112,493,648

Stockholder's deficit
Preferred stock, par value of $0.01 per share, 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2022 and 2021
Common stock, par value of $0.01 per share, 150,000,000 shares authorized, 43,787,461 shares issued and outstanding as of December 31, 2022 and 2021	437,874	437,874
Additional paid-in capital	255,628,367	255,611,176
Accumulated deficit	(412,710,582)	(348,993,321)
Total stockholders' deficit	(156,644,341)	(92,944,271)

Total Liabilities and Stockholders' Deficit	$9,244,667	$19,549,377

The accompanying notes are an integral part of the consolidated financial statements.

VIA Motors International, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2022 and 2021

	December 31, 2022	December 31, 2021
Revenue	$74,877	$47,852
Cost of goods sold	66,227	62,251
Gross profit (loss)	8,650	(14,399)

Operating expenses
Selling, general and administrative expenses	8,983,905	10,910,564
Research and development	51,087,591	18,705,411
Loss from operations	(60,062,846)	(29,630,374)

Other income (expense)
Interest expense	(4,133,903)	(3,584,117)
Interest expense - related party	-	(1,747,627)
Change in fair value of derivative liability	2,573	1,329,442
Gain on extinguishment of debt	472,092	574,119
Other income	4,823	493,302
Total other expense	(3,654,415)	(2,934,881)

Loss before provision for income taxes	(63,717,261)	(32,565,255)

Provision for income taxes	-	(3,200)

Net loss	$(63,717,261)	$(32,568,455)

The accompanying notes are an integral part of the consolidated financial statements.

VIA Motors International, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Deficit

For the Years Ended December 31, 2022 and 2021

					Total
	Common Stock		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid-in Capital	Deficit	Deficit
Balance, December 31, 2020	43,548,941	$435,489	$253,639,748	$(316,424,866)	$(62,349,629)

Stock-based compensation	-	-	38,328	-	38,328
Shares issued for cash	28,520	285	499,715	-	500,000
Shares issued for note payment	170,000	1,700	1,189,385	-	1,191,085
Shares issued for settlement of litigation	40,000	400	244,000	-	244,400
Net loss	-	-	-	(32,568,455)	(32,568,455)

Balance, December 31, 2021	43,787,461	$437,874	$255,611,176	$(348,993,321)	$(92,944,271)

Stock-based compensation	-	-	17,191	-	17,191
Net loss	-	-	-	(63,717,261)	(63,717,261)

Balance, December 31, 2022	43,787,461	$437,874	$255,628,367	$(412,710,582)	$(156,644,341)

The accompanying notes are an integral part of the consolidated financial statements.

VIA Motors International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2022 and 2021

	December 31, 2022	December 31, 2021
Cash flows from operating activities:
Net loss	$(63,717,261)	$(32,568,455)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	91,350	75,468
Amortization of debt financing costs	1,871,992	1,629,006
Change in fair value of derivatives	(2,573)	(1,329,442)
Gain on debt forgiveness	(472,092)	(574,119)
Gain on PPP loan forgiveness	-	(493,300)
Non-cash stock compensation	17,191	38,328
Non-cash stock settlement	-	244,400
Amortization of right of use asset	(997,742)	-
Change in inventory reserve	(32,283)	226,242
(Increase) decrease in operating assets:
Accounts receivable	302	218
Inventories	201,091	142,594
Other receivables	-	8,054
Prepaid expenses	(179,229)	(389,420)
Other non-current assets	(273,009)	-
Increase (decrease) in operating liabilities:
Accounts payable	10,592,191	969,922
Accrued expenses and other current liabilities	2,527,917	324,809
Payables - related parties	-	1,655,000
Accrued warranty	(74,000)	(192,923)
Net cash used in operating activities	(50,446,155)	(30,233,618)
Cash flows from investing activities:
Purchase of property, plant and equipment	(2,321,229)	(17,465)
Net cash used in investing activities	(2,321,229)	(17,465)
Cash flows from financing activities:
Proceeds from related party notes payable	-	1,001,000
Proceeds from SAFE note	-	7,500,000
Payment of SAFE note transaction costs	-	(525,650)
Proceeds from short term note payable	35,185,701	42,500,000
Payments on note payable - short term	-	(2,975,348)
Payments on convertible notes payable	-	(3,823,600)
Payments on related notes payable	-	(693,800)
Proceeds from notes payable	-	227,018
Proceeds from common shares issued	-	500,000
Net cash provided by financing activities	35,185,701	43,709,620

Net change in cash and cash equivalents	(17,581,683)	13,458,537
Cash and cash equivalents, at beginning of year	18,721,441	5,262,904

Cash and cash equivalents, at end of year	$1,139,758	$18,721,441

Supplemental disclosures of cash flow information:
Cash paid for interest	$7,225	$4,208,652
Cash paid for income taxes	$200	$-

The accompanying notes are an integral part of the consolidated financial statements.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

1. Organization and Description of Business

Organization and Nature of Business

VIA Motors International, Inc. and Subsidiaries (“VIA Motors”, or “the Company”) is a Delaware corporation that was incorporated in 2014. VIA Motors was initially incorporated as VIA Motors, Inc. as a Delaware corporation in 2010. VIA Motors is headquartered in Orem, Utah and has wholly owned subsidiaries in the US and Mexico. VIA Motors designs, develops and markets a highly efficient, environmentally friendly, electric powertrain technology for commercial vehicles.

VIA Motors has a wholly owned subsidiary VIA Motors, Inc., a Delaware corporation, a wholly owned subsidiary VMLM Mexico S.A.P.I. de C.V. (VMLM), formed under the laws of Mexico, and a 37% equity investment in VMLD Mexico S.A.P.I. de C.V. (VMLD), formed under the laws of Mexico. During the year ended December 31, 2020, a substantially complete liquidation of VMLM occurred in conjunction with the settlement of previously pending litigation. The Company terminated its joint venture agreement with VMLD effective July 9, 2021. See Note 15 for further discussion.

2. Going Concern

The Company has experienced losses for each year of existence, and to date has relied on periodic infusions of capital through issuances of equity and debt to fund its ongoing needs.

As of December 31, 2022, the Company had a negative working capital balance of approximately $160 million. In June 2021, the Company entered into a Simple Agreement for Future Equity (SAFE) with Ideanomics, Inc. for $7.5 million (see Note 9 - Debt Obligations and Warrants). The funding enabled the Company to continue operations through the merger negotiations. On August 30, 2021, pursuant to the Merger Agreement disclosed in Note 15 – Merger Related Transactions, Ideanomics, Inc. loaned the Company an additional $42.5 million. During 2022, Ideanomics, Inc. loaned the Company approximately $35.2 million (See Note 9 – Debt Obligations and Warrants). These loans allowed the Company to operate through the anticipated close of the merger transaction in January 2023 (see Note 16 – Subsequent Events). Coincident with the Merger Agreement, the convertible notes and certain related party notes were paid off in cash. The remaining related party notes were converted to equity.

In the final week of January 2023, the Company completed the merger with Ideanomics. The Company’s ability to execute its operating plan is dependent on the ability of Ideanomics to raise future capital.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

2. Going Concern (Continued)

Based upon ASC 205-40-50, taking into account relevant conditions and events, considered in the aggregate, management of the Company determined that there is substantial doubt regarding the Company’s ability to continue as a going concern for at least one year after the issuance date of the December 31, 2022 consolidated financial statements. The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.

Investments in entities in which the Company can exercise significant influence but does not own a majority equity interest or otherwise control, are accounted for using the equity method. All intercompany balances and transactions with subsidiaries have been eliminated in consolidation. All material intercompany transactions with equity method investments have also been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, the Company evaluates its estimates, including those related to revenue recognition; valuation of inventories; valuation of intangible assets; determination of warranty reserves; determination of fair value of common shares; determination of fair value of common stock warrants; determination of fair value of derivative liability; and accounting for income taxes, including the valuation allowance on deferred tax assets. Actual results could differ from those estimates.

Consolidation of Variable Interest Entities - The Company uses a qualitative approach in assessing the consolidation requirement for variable interest entities (“VIEs”). This approach focuses on determining whether the Company has the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether the Company has the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. For all periods presented in the accompanying consolidated financial statements, the Company has determined that it is not the primary beneficiary of any VIEs. However, in the event that the Company becomes the primary beneficiary of a VIE entity, the assets, liabilities, and results of operations of the VIE will be included in the consolidated financial statements.

Concentrations of Risk - Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents. The Federal Deposit Insurance Corporation (FDIC) insures cash accounts at each institution for up to $250,000 per depositor and cash balances at financial institutions regularly exceed the federally insured limit. Any loss incurred or lack of access to such funds could have a significant adverse impact on the Company’s financial condition results of operations and cash flows.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

3. Summary of Significant Accounting Policies (Continued)

The Company relies on a limited number of suppliers for certain raw material components. The Company believes that other vendors would be able to provide similar products; however, the qualification of such vendors may require substantial start-up time. In order to mitigate any adverse impacts from a disruption of supply, the Company attempts to maintain an adequate supply of critical single-sourced materials. The Company has two suppliers that are greater than 40% of trade payables as of December 31, 2022 and December 31, 2021, respectively.

Foreign Currency - The Company's functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities of foreign subsidiaries are translated at historical rates, and their monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Income statement accounts of foreign subsidiaries are translated at average rates for the applicable year, when applicable. The net change from translation of foreign currency financial statements into U.S. dollars is included in accumulated other comprehensive income (loss). Gains and losses resulting from foreign currency transactions are included in current results of operations. There were no foreign currency transaction gains or losses for the years ended December 31, 2022 and 2021, respectively.

Cash and Cash Equivalents - The Company considers all highly liquid investments available for current use with initial maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on hand and money market funds.

Accounts Receivable - Trade and other receivables consist primarily of automotive receivables from contracts with customers for the sale of vehicles, parts, and accessories. Trade receivables initially are recorded at the transaction amount. Each reporting period, the Company evaluates the collectability of the receivables and records an allowance for doubtful accounts representing the Company’s estimate of the probable losses. Additions to the allowance for doubtful accounts are made by recording charges to bad debt expense reported in selling, general and administrative expenses. No allowance for doubtful accounts was recorded at December 31, 2022 and December 31, 2021.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

3. Summary of Significant Accounting Policies (Continued)

Inventories - Inventory consists of raw materials and work in process and are stated at the lower of cost or net realizable value using the first-in, first-out method. Inventoried costs include raw material costs, direct labor, freight and applicable overhead. The Company periodically assesses the recoverability of all inventories to determine whether adjustments to the carrying value are required. The Company also evaluates inventory for excess and obsolete products. These estimates are dependent on the Company’s assessment of current and expected orders from customers, product development plans, and an assessment of selling price in relation to product cost. If the estimated market value of the inventory is less than the carrying value, or if inventory is in excess of forecasted usage, inventory is written down and the Company records the difference as a charge to cost of goods sold.

Property and Equipment - Property and equipment are stated at historical cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs costs that do not extend the life or improve an asset are expensed in the period incurred. The estimated useful life of each asset category is as follows:

Computer hardware and software	3 years
Furniture and office equipment	3–5 years
Machinery and equipment	3 years
Vehicles and trailers	5 years
Leasehold improvements	Shorter of 5 years or remainder of lease term

Impairment of Long-Lived Assets - The carrying amounts of long-lived assets, including property and equipment and intangible assets subject to depreciation and amortization, are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than originally estimated. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over their remaining lives. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. If the useful life is shorter than originally estimated, the Company amortizes the remaining carrying value over the new shorter useful life. No impairment of any long-lived assets was identified for any of the periods presented.

Stock-Based Compensation—The Company recognizes compensation expense for costs related to all stock-based payments, including stock options and restricted stock awards (“RSAs”) and Restricted Stock Units (“RSUs”). The Company estimates the fair value of stock options on the grant date using the Black-Scholes option-pricing model.

The fair value of the RSAs and RSUs are equal to the fair value of the Company’s common stock on the grant date. Stock-based compensation expense is recognized on a straight-line basis over the service period, net of estimated forfeitures.

The Company accounts for equity instruments issued to non-employees by measuring which is more determinable, the fair value of the services received, or the value of the equity issued in consideration for the services.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

3. Summary of Significant Accounting Policies (Continued)

Employee 401(k) Plan - The Company has a qualified contributory savings plan under Section 401(k) of the Internal Revenue Code to provide tax-deferred retirement benefits for the eligible employees. Employees who are age twenty-one or older are eligible to participate in the 401(k) Plan immediately upon date of hire. The Company’s contributions to the plan are discretionary. For the years ended December 31, 2022 and 2021, the Company did not make any contributions to the plan.

Sales and Marketing Costs - Costs incurred for marketing and advertising activities are expensed as incurred. Sales and marketing costs consist primarily of payroll and benefits, marketing, consulting, and tradeshows.

Research and Development Costs - Research and development costs are expensed as incurred. Research and development expenses consist primarily of payroll, benefits and stock-based compensation of those employees engaged in research, design and development activities, supplies and services, depreciation and other occupancy costs.

Income Taxes - Deferred tax assets and liabilities are accounted for using the asset and liability method and represent the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to be in effect when these temporary differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized.

Uncertain Tax Positions - The Company follows the provisions of uncertain tax positions as addressed in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) relating to accounting for uncertainty in income taxes. In accordance with this standard the Company evaluates its tax positions to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. The Company recognizes interest related to unrecognized tax benefits in interest expense and penalties in operating expenses. As of December 31, 2022 and December 31, 2021, the Company had no unrecognized tax benefits which would materially affect the effective tax rate if recognized, nor did the Company have accrued interest or penalties related to uncertain tax positions.

The tax returns for the years ended December 31, 2022, 2021, 2020 and 2019 remain open for a period of three years from the date of filing. The Company has evaluated any uncertain tax provisions relating to the delinquent filing of these returns in accordance with ASC 740 and has determined that there are no uncertain tax positions which would merit accrual or disclosure.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

3. Summary of Significant Accounting Policies (Continued)

Revenue Recognition – The Company recognizes revenue in accordance with the Financial Accounting Standards Board’s (the “FASB”) Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”).

Revenue is measured based on a consideration specified in a contract with a customer, and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer; generally, this occurs with the transfer of control of the Company’s vehicles, parts, accessories, or services. Sales are presented net of returns, discounts, rebates and allowances, and are recorded when the product is delivered. Payment received for products or services not yet received by customers is recorded as deferred revenue.

Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.

The expected costs associated with the Company’s base warranties for parts and service are recognized as expense when the products are sold.

Service only type contracts are usually short-term in nature and extend over a period of two to five days. The Company recognizes revenues for vehicle service contracts that extend mechanical and maintenance coverages beyond the Company’s base warranties over the life of the contract. The Company does not have any variable consideration or significant payment terms as payment is received at or shortly after the point of sale.

The following tables disaggregate the Company’s revenue by major source for the years ending December 31, 2022 and 2021:

	December 31, 2022		December 31, 2021
	US	Outside US	US	Outside US
Service revenue	$27,020	$-	$17,955	$-
Parts revenue	47,857	-	29,897	-
Total Revenue	$74,877	$-	$47,852	$-

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

3. Summary of Significant Accounting Policies (Continued)

Warranty Reserves - The Company follows the accounting outlined in ASC 460 by considering the two conditions in ASC 450-20: First determine whether it is probable that a liability has been incurred in connection with the warranty and whether that liability can be reasonably estimated. Each year the Company reviews the time remaining on warranties, the warranty costs incurred during the previous year and the warranty costs incurred to date. Based on this data, the Company estimates the most likely future warranty costs and adjust the warranty liability accordingly.

Fair Value of Financial Instruments – Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Fair value accounting is applied for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

Assets and liabilities recorded at fair value in the consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value.

Hierarchical levels, which are directly related to the amount of subjectivity, associated with the inputs to the valuation of these assets or liabilities are as follows:

Level I—Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level II—Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level III—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities, and which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The following table represents liabilities that are measured and recognized at fair value as of December 31, 2022, on a recurring basis:

	Level 1	Level 2	Level 3	Total
Derivative liabilities	$-	$-	$-	$-

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

3. Summary of Significant Accounting Policies (Continued)

The following table represents liabilities that are measured and recognized at fair value as of December 31, 2021, on a recurring basis:

	Level 1	Level 2	Level 3	Total
Derivative liabilities	$-	$-	$2,573	$2,573

The unrealized gain from change in fair value of derivative liabilities recognized in the consolidated statements of operations and was $2,573 and $1,329,442 for the years ended December 31, 2022 and 2021, respectively.

The following table represents changes in the Level 3 derivative liabilities, for the years ended December 31, 2022 and 2021:

Derivative liabilities as of January 1, 2021	$1,332,015
Change in derivative liabilities during period	(1,329,442)
Derivative liabilities as of December 31, 2021	$2,573

Derivative liabilities as of January 1, 2022	$2,573
Change in derivative liabilities during period	(2,573)
Derivative liabilities as of December 31, 2022	$-

See Note 9 for additional details regarding valuation techniques and significant inputs.

Leases - The Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) as of January 1, 2022, using the modified retrospective method. After the adoption of this standard, the Company determines if an arrangement contains a lease at inception based on whether there is an identified asset and whether the Company controls the use of the identified asset throughout the period of use. Right-of-use (“ROU”) assets are recognized at the lease commencement date and represent the Company's right to use an underlying asset for the lease term and lease liabilities represent the Company's obligation to make lease payments arising from the lease. Lease liabilities are recognized at the lease commencement date based on the present value of future lease payments over the remaining lease term. Present value of lease payments is discounted based on an incremental borrowing rate.

The Company’s operating lease ROU assets are measured based on the corresponding operating lease liability adjusted for (i) payments made to the lessor at or before the commencement date, (ii) initial direct costs incurred and (iii) lease incentives under the lease. Options to renew or terminate the lease are recognized as part of ROU assets and lease liabilities when it is reasonably certain the options will be exercised. ROU assets are also assessed for impairments consistent with the Company’s long-lived asset policy.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

3. Summary of Significant Accounting Policies (Continued)

The Company allocates the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. The Company accounts for lease components (e.g., fixed payments including rent, real estate taxes and insurance costs) separately from the non-lease components (e.g., common-area maintenance costs). Operating lease expense for fixed lease payments is recognized on a straight-line basis over the lease term.

Operating leases are presented separately as operating lease ROU assets, the current portion of the operating lease liabilities is included in accrued expenses and other liabilities, and the long-term operating lease liabilities in the accompanying December 31, 2022 consolidated balance sheet.

Leases with an initial term of 12 months or less are not recorded on the balance sheet and lease expense is recognized on a straight-line basis over the lease term.

Options to extend lease terms, terminate leases before the contractual expiration date, or purchase the leased assets, are evaluated for their likelihood of exercise. If it is reasonably certain that the option will be exercised, the option is considered in determining the classification and measurement of the lease.

Prior to the adoption of ASC 842, the Company recognized rent expense on a straight-line basis over the non-cancelable lease term.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas.  ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of ASU No. 2020-06. The impact of adopting this new standard is not expected to have a material impact on the Company’s consolidated financial statements.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

3. Summary of Significant Accounting Policies (Continued)

In May 2021, the FASB issued ASU No. 2021-04 – “Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options.” ASU No. 2021-04 was issued to clarify accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. ASU No. 2021-04 requires an entity to determine the accounting for the modification or exchange based on the economic substance of the modification or exchange. ASU 2021-04 is effective January 1, 2022 and should be applied prospectively. The Company has adopted ASU No. 2021-04 as of January 1, 2022. The impact of adopting this new standard did not have a material impact on the Company’s consolidated financial statements.

4. Inventory

Inventory consisted of the following as of December 31:

	2022	2021
Raw materials	$4,230,008	$4,426,285
Work in process	880,605	885,420
	5,110,613	5,311,705

Valuation allowance	(5,051,939)	(5,084,223)

Total inventory	$58,674	$227,482

5. Property and Equipment

Property and equipment consisted of the following as of December 31:

	2022	2021
Computer hardware and software	$2,522,084	$2,492,108
Machinery and equipment	1,362,597	1,179,019
Furniture and office equipment	94,814	94,814
Leasehold improvements	268,158	268,158
Vehicles and trailers	298,802	298,802
Construction in process	2,004,868	-
	6,551,323	4,332,901
Less accumulated depreciation and amortization	(4,225,305)	(4,236,762)
Total property and equipment, net	$2,326,018	$96,139

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

5. Property and Equipment (Continued)

Depreciation expense during the twelve months ended December 31, 2022 and December 31, 2021 was $91,350 and $75,468, respectively. The Company disposed of a fully depreciated asset for no gain or loss in the amount of $102,807 during the year ended December 31, 2022.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of December 31:

	2022	2021
Accrued interest	$2,834,762	$580,102
Accrued payroll related expenses	1,658,228	358,503
Accrued lease liability - current portion	53,768	-
Accrued warranty - current portion	29,000	68,000
Vehicle deposits	102,000	102,000
Other	2,783	990,251
Total accrued expenses and other accrued liabilities	$4,680,541	$2,098,856

7. Leases

Operating Leases - The Company leases office, warehousing and production space under operating lease agreements having initial lease terms ranging from one to twelve years. Leases with an initial term of 12 months or less are not recorded on the balance sheet and lease expense is recognized on a straight-line basis over the lease term. The Company accounts for lease components (e.g., fixed payments including rent, real estate taxes and insurance costs) separately from the non-lease components (e.g., common-area maintenance costs).

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

The future minimum lease payments required under operating lease obligations as of December 31, 2022, having initial or remaining non-cancelable lease terms in excess of one year are summarized as follows:

7. Leases (Continued)

For the years ending December 31,	Amount
2023	$674,233
2024	881,106
2025	637,347
2026	650,159
2027	663,353
Thereafter	6,697,976
Total future lease payments	$10,204,174
Less: imputed interest	6,545,486
Present value of lease liabilities	3,658,688
Less: Operating lease liabilities, current	53,768
Total operating lease liabilities, non-current	$3,712,456

Upon adoption of ASC 842 Leases the Company elected the following practical expedients as part of the modified retrospective adoption method:

Package of practical expedients which eliminates the need to reassess (1) whether any expired or existing contracts are or contain leases; (2) the lease classification for any expired or existing leases; and (3) the initial direct costs for any existing leases; (4) the practical expedient whereby the lease and non-lease components will not be separated for all classes of assets: (5) for existing leases, the Company did not elect the use of hindsight and did not reassess lease term upon adoption.

The Company adjusted the opening ROU asset balance based on its remaining deferred rent liabilities. On January 1, 2022, the Company recorded $226,668 in operating lease ROU assets and $226,668 in operating lease liabilities. On July 31, 2022, the Company recorded an additional $4,832,106 in operating lease ROU assets and $4,832,106 in operating lease liabilities related to the premises in Michigan.

The adoption of ASC 842 had no significant impact on the Company’s profit and loss. As the rate implicit in the lease is not usually available, the Company used an incremental borrowing rate based on the information available in determining the present value of lease payments for existing leases. The Company uses information available at the lease commencement date, or in the event of leases assumed in a business combination, the acquisition date, to determine the discount rate for any new leases.

Lease expenses were $669,574 and $211,010 during the years ended December 31, 2022 and 2021, respectively. The lease costs are allocated amongst the research and development and selling, general and administrative lines in the consolidated statement of operations. Lease expense prior to January 1, 2022 followed ASC 840.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

7. Leases (Continued)

The components of lease cost for operating leases is as follows:

Year ended
December 31,
2022
Operating lease cost	$593,082
Short-term lease cost	76,492
Total lease cost	$669,574

Supplemental cash flow information relates to leases was as follows as of December 31, 2022:

Cash paid for amounts included in the measurement of Operating lease liabilities Operating cash flows used in operating lease	$1,578,925

The following table summarizes supplemental information related to leases:

Operating leases
Weighted average remaining lease term (years)	10.22
Weighted average discount rate	17%

8. Commitments and Contingencies

Legal Matters - Central Star Logistics v. VMLM Mexico S.A.P.I. de C.V. - Central Star Logistics (CSL) brought suit in Mexico against the Company’s wholly owned subsidiary VMLM for past due lease payments and related obligations. In the fourth quarter of 2020, the parties reached a settlement that included scheduled cash payments of $650,000, over time together with a transfer of certain assets and inventory with the net book value of $235,100.

The scheduled cash payments were guaranteed by the Company. The settlement was approved by the court and became mandatory for all parties on March 10, 2021, and fully paid in July 2021.

During the first quarter of 2021, a subsidiary of the Company received a complaint seeking amounts related to consulting agreements associated with a 2014 transaction. The parties have agreed to a settlement of $300,000 plus 40,000 shares of common stock. In September 2021, the Company paid $300,000 in cash and issued 40,000 shares of common stock with a value of $244,000 in settlement of the dispute.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

8. Commitments and Contingencies (Continued)

In 2021, the Company received inquiries seeking amounts relating to services rendered from 2016-2020. The settlement amount of $750,000 was accrued at December 31, 2021 and paid during the year ended December 31, 2022.

9. Debt Obligations and Warrants

Non-Related Parties

Convertible Promissory Notes - Between April 2017 and June 2018, the Company issued convertible promissory notes amounting to $3.82 million to various parties. The convertible promissory notes had a stated interest rate of 12% per annum until the stated maturities from April 2018 through June 2019, and 18% per annum subsequent to maturity. The convertible promissory notes contain a 10% premium that is due upon maturity if repaid in cash. They were convertible at the option of the holder at any time into shares of the Company’s common stock, at a conversion price equal to the lesser of $21.00 per share or a 25% discount on a qualified financing, subject to adjustment for standard anti-dilution provisions as well as adjustment following issuance of shares or equity linked instruments at a price lower than $21.00 per share. These convertible notes of $3.82 million were paid in 2021. The convertible promissory notes were secured by substantially all assets of the Company.

In conjunction with the issuance of these notes, the Company also issued to the noteholders warrants for the purchase of 102,618 shares of common stock at an exercise price of $21.00 per share, or a 25% discount on a qualified financing, subject to adjustment for standard anti-dilution provisions as well as adjustment following issuance of shares or equity linked instruments at a price lower than $21.00. Concurrent with adjustments to the exercise price, the number of shares issuable under the warrant will also be adjusted such that the aggregate exercise price will remain unchanged.

The warrants are freestanding financial instruments that meet the criteria for liability classification under ASC 815. The fair value of the warrants on revaluation at December 31, 2022 was estimated using a Black-Scholes option-pricing valuation based on the following assumptions: fair-value of underlying common stock of $0.43 per share, estimated term of 3 months, estimated volatility of 44.74%, risk-free rate of 4.42%, and an exercise price of $13.125 per share.

The fair value of the warrants on revaluation at December 31, 2021 was estimated using a Black-Scholes option-pricing valuation based on the following assumptions: fair-value of underlying common stock of $5.96 per share, estimated term of 6 months, estimated volatility of 40.41%, risk-free rate of 0.19%, and an exercise price of $13.125 per share.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

9. Debt Obligations and Warrants (Continued)

In 2021, prior to the repayment of the promissory notes, the Company issued additional warrants to purchase 556,668 shares of common stock for extensions on the maturities of the promissory notes through October 31, 2021. As the modified terms of the notes were not considered substantially different from the original terms, the Company accounted for the extension as a debt modification in accordance with ASC 470-50. The fair value of these additional warrants was estimated using a Black-Scholes Model based on the following assumptions: fair-value of underlying common stock of $5.96 per share, estimated term to exercise of 6 months, estimated volatility of 40.41%, risk-free interest rate of 0.19%, and an exercise price of $13.125 per share.

The total estimated fair value of the derivative warrant liability was $0 and $2,573 as of December 31, 2022 and December 31, 2021, respectively. The Company had a gain on the change in fair value of the derivative warrant liability of $2,573 and $1,329,442 for the years ended December 31, 2022 and 2021, respectively.

Promissory Note – As of January 1, 2021, the Company had an outstanding promissory note to an unrelated party of $720,000. The promissory note had a stated interest of 6% per annum and no stated maturity. The promissory note was secured with a co-lender agreement, effectively a third position on all assets of the Company and due on demand. During the year ended December 31, 2021, the Company received an additional $227,018 in cash from the same unrelated party under the same agreement. The total balance of principal and accrued interest in the amount of $1,191,085 was converted into equity on February 25, 2021. At December 31, 2022 and December 31, 2021, no promissory notes were outstanding.

Related Parties

GEG and Berg Promissory Notes – As of January 1, 2021, the Company had $42,933,872 of promissory notes to two existing stockholders with holdings of 10% or more of the outstanding equity of the Company. During 2021, the Company issued an additional $1,001,000 of notes to the same two shareholders under the same terms of agreement. The promissory notes bear stated interest of 6% per annum until maturity and are secured by all of the Company’s assets. The notes are subordinate to the third-party convertible promissory notes disclosed above in a liquidation.

On August 30, 2021, GEG and Berg converted their notes and accrued interest into VIA common stock. The number of shares to be issued depends on certain terms in the Merger Agreement which will be definitive at the closing of the merger with Ideanomics. This amount, $55,963,260 is shown as a liability titled obligation to issue common stock – related party at December 31, 2022 and 2021 on the consolidated balance sheets.

SAFE Note – In June 2021, the Company entered into a Simple Agreement for Future Equity (SAFE) with an investor for $7,500,000 (the “Purchase Amount”) to exchange for certain shares of the Company’s capital stock (the “Conversion Shares”) at a valuation agreed upon in the definitive agreements for the proposed transactions. The agreement further defined terms as follows:

If there is an equity financing before the termination of the SAFE, on the initial closing of such equity financing, the SAFE will automatically convert into the greater of: (1) the number of shares of standard common stock equal to the Purchase Amount divided by the lowest price per share of the standard common stock; (2) or the number of shares of SAFE common stock equal to the Purchase Amount divided by the SAFE price as defined in the agreement.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

9. Debt Obligations and Warrants (Continued)

If there is a liquidity event before the termination of this SAFE, the SAFE will automatically be entitled to receive a portion of the proceeds, due and payable to the investor immediately prior to, or concurrent with, the consummation of such liquidity event, equal to the greater of (1) the Purchase Amount (the “Cash-Out Amount”) or (ii) the amount payable on the number of shares of common stock equal to the Purchase Amount divided by the Liquidity Price (the “Conversion Amount”).

In a liquidity event, the SAFE is intended to operate like standard non-participating preferred stock. The investor’s right to receive its Cash-Out Amount is (i) junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment: (ii) on par with other SAFE and/or preferred stock or convertible debentures; (iii) senior to payments of common stock. The investor’s right to receive its conversion amount is (a) on par with payment for common stock and other SAFE or convertible debentures; (b) junior to payments described in clauses (i) and (ii) above.

The SAFE was recorded net of fees and the amount recorded in the consolidated balance sheet was $7,500,000 and $7,280,979 at December 31, 2022 and December 31, 2021, respectively.

The SAFE was determined to be a liability that meets the definition of a derivative under ASC 480. Subsequent to initial measurement, the fair value of the SAFE is remeasured to fair value at each reporting date. The estimated fair value is calculated based on the present value of the estimated premium to be paid under different settlement methods using the weighted probability of each potential settlement outcome. The Company determined that the fair value approximated the contract value of $7,500,000 on December 31, 2022 and December 31, 2021.

Merger Agreement Note – On August 30, 2021, pursuant to the Merger Agreement disclosed in Note 15, Ideanomics, Inc. loaned the Company $42.5 million with simple interest on the outstanding principal at the rate of four percent (4%) per annum. The note is secured by the first priority interest in substantially all of the Company’s assets. All principal and accrued but unpaid interest will be due and payable in full upon the earlier of the closing date or the date one year after the date the Merger Agreement is terminated as defined in the Merger Agreement. At the option of the lender, all the outstanding principal balance and the accrued interest can be converted into a number of fully paid and non-assessable shares of the Company’s Common Stock as defined in the Merger Agreement. The Merger Agreement Note was recorded net of deferred financing fees of $2,975,348. Amortization of the deferred financing costs was $1,652,971 and $1,322,377 for the years ended December 31, 2022 and 2021, respectively.

On May 20, 2022 the Company entered into a second Convertible Promissory Note with Ideanomics, Inc. where the Company has promised to pay Ideanomics, Inc. principal along with simple interest on the principle at a rate of 4%. These amounts will be a deduction to the merger purchase price.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

9. Debt Obligations and Warrants (Continued)

Between May 20, 2022 and December 31, 2022, Ideanomics, Inc. provided incremental funds to the Company of $35.2 million. Borrowings advanced under the Merger Agreement note and the second convertible promissory note consisted of the following as of December 31, 2022 and December 31, 2021:

	Merger Agreement Note	Second Convertible Promissory Note	Total
August 30, 2021	$42,500,000	$-	$42,500,000
Balance - December 31, 2021	42,500,000	-	42,500,000

May 20, 2022	2,318,111	2,181,889	4,500,000
June 17, 2022	3,200,000	5,100,000	8,300,000
July 12, 2022	5,800,000	-	5,800,000
July 19, 2022	-	1,800,000	1,800,000
August 15, 2022	1,600,000	2,600,000	4,200,000
September 7, 2022	924,000	-	924,000
September 16, 2022	1,076,000	-	1,076,000
September 30, 2022	1,000,000	-	1,000,000
October 27, 2022	800,000	-	800,000
October 28, 2022	-	473,710	473,710
November 2, 2022	600,000	-	600,000
December 5, 2022	-	2,311,991	2,311,991
December 6, 2022	1,400,000	-	1,400,000
December 19, 2022	1,000,000	-	1,000,000
December 27, 2022	1,000,000	-	1,000,000

Balance - December 31, 2022	$63,218,111	$14,467,590	$77,685,701

10. Stockholders’ Deficit

Common Stock – As of December 31, 2022 and December 31, 2021, the Company had 150,000,000 shares of common stock authorized at $0.01 par value. The Company had 43,787,461 shares of common stock issued and outstanding as of December 31, 2022, and 2021.

Preferred Stock - The Company has authorized 5,000,000 shares of preferred stock at $0.01 par value. As of December 31, 2022 and December 31, 2021, no preferred shares were issued and outstanding. The Board of Directors is authorized to designate the series of preferred stock, the number of shares of the series and the significant terms of the preferred stock including liquidation preferences and voting, conversion, dividend, and redemption rights.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

11. Common Stock and Warrant Issuances

Common Stock Warrants Issued – In 2021, the Company issued warrants to purchase an aggregate of 556,668 shares of common stock with exercise price at $17.50 per share related to forbearance agreements to extend maturities of certain promissory notes (See Note 9 – Debt Obligations and Warrants). The Company also issued warrants to purchase 20,570 shares of common stock with exercise price at $17.50 per share. There were no Common Stock Warrants issued during the year ended December 31, 2022.

The warrant exercise prices are subject to adjustment for standard anti-dilution provision as well as adjustment following issuance of shares or equity linked instruments at a price lower than the price at issuance. Concurrent with adjustments to the exercise price, the number of shares issuable under some of the warrants will also be adjusted such that the aggregate exercise price will remain unchanged. The common stock warrants are issued directly from authorized common stock and accounted for outside of the Company’s equity compensation plan.

At December 31, 2022 and December 31, 2021, the Company had 4,327,919 of common stock warrants issued and outstanding, respectively.

Common Stock Shares Issued - In 2021, the Company issued 28,520 shares to an investor for cash at $17.50 per share for a total value of $500,000; 170,000 shares for cash received under a non-recourse loan receivable not previously recognized on the balance sheet; and 40,000 shares for settlement of litigation.

12. Stock-Based Compensation

Stock Option Plan – During 2011, the Board of Directors approved the 2011 Equity Compensation Plan (the “Plan”) that permits the Company to grant common stock to its employees, in any given calendar year, up to approximately 5% to 7.5% of the then outstanding common stock of the Company. During January 2015, the Board of Directors amended and restated the Plan to, among other things, increase the shares available for issuance to 8,000,000 shares of common stock and an annual increase to be added on the first day of each fiscal year, beginning with the year ending December 31, 2016, and continuing each fiscal year until, and including, the year ending December 31, 2025, equal to the least of (A) 3% of the outstanding shares on such date, (B) 7,500,000 shares of common stock and (C) a number of shares of common stock determined by the Board. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest ratably based on five years of continuous service and have contractual terms equal to the lesser of seven years from the date of vesting or ten years from the date of grant. As of December 31, 2022 the total shares authorized for grant under the plan were 13,125,788 and the number of shares available for grant were 11,971,938.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

12. Stock-Based Compensation (Continued)

Determining Fair Value - The fair value of each employee stock option was estimated at the date of grant using a Black-Scholes option-pricing valuation. There were 10,000 shares of stock options granted year ended December 31, 2021. There were no stock options granted during the year ended December 31, 2022.

Fair Value of Common Stock - Given the absence of a public market for the Company’s common stock, the Board considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each grant date. These factors included, but were not limited to, (i) contemporaneous valuations of common stock performed by unrelated third-party specialists; (ii) the prices for the Company’s common stock sold to outside investors; (iii) the rights, preferences and privileges of the Company’s common stock; (iv) the lack of marketability of the Company’s common stock; (v) developments in the business; (vi) general and industry-specific economic outlook and as of December 31, 2022 the terms and purchase price agreed to in the Plan of Merger Agreement with Ideanomics, Inc.

Expected Term - The expected term represents the period that the Company’s share-based awards are expected to be outstanding. For awards to employees, the Company determines the expected term using the simplified method, calculated as the average of the vesting term and contractual life, as there is no sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. For awards to nonemployees, the expected term is the contractual life of the award.

Expected Volatility - Since the Company is privately-held and does not have any trading history for its common stock, the expected volatility was estimated based on the historical stock volatilities of several comparable publicly listed entities over a period equal to the expected term of the stock options. When making the selections of the comparable industry peers to be used in the volatility calculation, the Company considered the size, operational, and economic similarities to its principal business operations.

Risk-Free Interest Rate—The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the stock options.

Expected Dividend—The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

12. Stock-Based Compensation (Continued)

A summary of option activity under the Plan and options issued outside of the Plan and related information are as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance - January 1, 2021	2,134,250	$11.15	2.06
Options granted	10,000
Cancelled	(403,050)
Exercised	-

Balance - December 31, 2021	1,741,200	$12.02	1.30

Options exercisable - December 31, 2021	1,720,825

Balance - January 1, 2022	1,741,200	$12.02	1.30
Options granted	-
Cancelled	(587,350)
Exercised	-

Balance - December 31, 2022	1,153,850	$12.49	0.73

Options exercisable - December 31, 2022	1,147,600

Restricted Stock Units - In 2015 and 2016, the Company issued 175,000 and 87,500 restricted stock units, respectively, to Directors (“Director RSUs”), subject to time vesting requirements. The 2015 Director RSUs were valued at $21 and the 2016 RSUs were valued at $.01 and related compensation expense has been recorded over a four-year period for each set of RSUs.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

12. Stock-Based Compensation (Continued)

In 2016, the Company also issued 365,000 units of 2016 RSUs to key employees (“Key Employee RSUs”). In 2019, the Company issued 1,500,000 2019 RSUs to its CEO (“CEO RSUs”) all of which contain “double trigger” vesting requirements.

The two triggers for the Key Employee and CEO RSUs, both of which are required to be met before the RSUs are vested, are:  a) Service Requirement (annual vesting over four years for the CEO RSUs, annual vesting over three years for the Key Employee RSUs); and b) Performance Requirement (going public or change in control for the CEO RSUs; fundraising of $15-$50 million for the Key Employee RSUs).

In July and August of 2020, the Company issued a total of 3,491,000 RSUs to directors, officers and employees (“2020 RSUs”), all of which contain “double trigger” vesting requirements. The two triggers for 2020 RSUs, both of which are required to be met before the RSUs are vested, are:  a) Service Requirement (quarterly vesting over three years beginning October 1, 2020; and b) Performance Requirement (going public or change in control).

In January, February, August and November of 2022, the Company issued a total of 1,284,500 RSUs to employees, all of which have double trigger vesting requirements. The two triggers are : a) Service Requirement (yearly vesting over four years) and b) Performance Requirement (going public or change in control).

Expense related to these awards will be recorded as, or when, both Service and Performance conditions are achieved.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

12. Stock-Based Compensation (Continued)

The following table summarizes the Company’s RSU activity:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (Years)
Balance - January 1, 2021	5,111,000	$-	6.954
RSUs granted	-
Cancelled	(250,250)
Vested	-

Balance - December 31, 2021	4,860,750	$-	6.064
RSUs granted	1,284,500
Cancelled	(373,850)
Vested	-

Balance - December 31, 2022	5,771,400	$-	5.739

The total stock-based compensation recognized for both Plan and non-Plan stock-based awards in the consolidated statements of operations is as follows for the years ended December 31:

	2022	2021
Cost of goods sold	$-	$3,200
Sales, general and administrative	-	17,784
Research and development	17,191	17,344

Total stock-based compensation	$17,191	$38,328

As of December 31, 2022, there was no unrecognized compensation cost for non-vested stock options.

13. Income Taxes

The Company operates in the United States and Mexico. During the years ended December 31, 2022, and 2021, the Company incurred federal and state tax losses and did not record a provision for income taxes for any current or deferred taxes.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

13. Income Taxes (Continued)

The Company recognizes deferred tax assets and liabilities for temporary differences between financial statement and tax bases of assets and liabilities. The deferred tax assets are fully offset by a valuation allowance as the Company has determined that they are not realizable on a more likely than not basis.

The components of the Company’s deferred tax assets and liabilities were mainly comprised of net operating loss carryforwards and valuation allowances. For the years ended December 31, 2022 and 2021, the Company’s effective income tax rate differs from the applicable statutory federal tax rate primarily due to nondeductible expenses and changes in the valuation allowance.

The Company is required to reduce its deferred tax assets by a valuation allowance if it is more likely than not that some or all of its deferred tax assets will not be realized. Management must use judgment in assessing the potential need for a valuation allowance, which requires an evaluation of both negative and positive evidence. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. In determining the need for and amount of the valuation allowance, if any, the Company assesses the likelihood that it will be able to recover its deferred tax assets using historical levels of income, estimates of future income and tax planning strategies. As a result of historical cumulative losses, the Company determined that, based on all available evidence, there was substantial uncertainty as to whether it will recover recorded net deferred taxes in future periods. Accordingly, for the years ended December 31, 2022 and 2021, the Company recorded a valuation allowance against all of its net deferred tax assets.

U.S. Group of Companies

As of December 31, 2022 and December 31, 2021, the Company had available U.S. federal and state net operating loss carryforwards of approximately $256,340,000 and $241,168,000 of which approximately $179,578,000 will fully expire in 2037 if not utilized. For tax years beginning after December 31, 2017, the carryforward provisions are limited to eighty percent of taxable income if utilized in taxable years after December 31, 2021, but do not expire.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (CARES Act) was enacted and signed into law. The CARES Act temporarily suspends the eighty percent of taxable income limitation and allows a net operating loss carryforward to fully offset taxable income in tax years beginning before January 1, 2021. In addition, net operating losses arising from prior years are also subject to examination at the time they are utilized in future years.

Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before their utilization.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

13. Income Taxes (Continued)

As of December 31, 2022 and 2021, the Company had no amounts recorded related to uncertain tax positions. The Company’s policy is to classify interest and penalties related to unrecognized tax benefits as a component of income tax expenses. For the years ended December 31, 2022 and 2021, no such interest and penalties had been recorded or accrued.

Foreign Subsidiary and Investment

The Company’s wholly owned subsidiary, VMLM, and joint venture investment, VMLD, are subject to tax in Mexico by the federal government. Mexican corporations are subject to federal corporate income tax at a rate of 30%. The net operating losses can be carried forward for 10 years. As of December 31, 2022 and December 31, 2021, the Company had available federal net operating loss carryforwards of approximately $25,122,000, which began expiring in 2021. As VMLM was substantially liquidated as of December 31, 2020 and the joint venture with VMLD was effectively terminated as of July 9, 2021, the Company believes it will not be able to utilize the net operating loss carryforwards in the future.

14. Risks and Uncertainties

The automotive industry currently faces a significant shortage of semiconductors, which has affected automotive production globally. Manufacturers have been experiencing varying levels of inflation resulting in part from various supply chain disruptions, increased shipping and transportation costs and increased raw material costs caused by the COVID-19 pandemic. Management continues to evaluate the overall impact of the shortage on the Company’s production and has concluded that the specific impact is not readily determinable as of the date of these consolidated financial statements.

15. Merger Related Transactions

On July 9, 2021, the Company terminated its license and joint venture agreement with GEG Controladora, S.A.P.I. de C.V., an organization formed under the laws of Mexico, and affiliated parties. In addition to the mutual releases contained in the termination agreement, the Company also agreed to issue to GEG or its designees shares of the Company common stock with a value of $3,140,000. The per share value will be determined by the Per Share Merger consideration as defined in the Merger Agreement between the Company and Ideanomics, Inc. (see paragraph below) or an amount between $8.00 and $10.00 as agreed in good faith between the parties if the Merger Agreement is not executed for any reason.

On August 30, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Ideanomics, Inc., a Delaware corporation, for shares of Ideanomics Inc. stock, subject to customary purchase price adjustments set forth in the Merger Agreement. Under the Merger Agreement, the Company will become a wholly owned subsidiary of Ideanomics, Inc.

VIA Motors International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

16. Subsequent Events

The Company has evaluated subsequent events that occurred from the balance sheet date, through April 12, 2023, which is the date the consolidated financial statements were issued.

On January 31, 2023, the Company closed the merger agreement with Ideanomics, Inc, pursuant to the terms of the Amended and Restated Merger Agreement. All outstanding shares of the Company were exchanged for the issuance of 126.5 million Ideanomics, Inc. common shares and up to 2 million convertible preferred shares (at a ratio of 20:1 to common) and the settlement of loans advanced from Ideanomics, Inc. prior to closing with a settlement value of $72.4 million. The parties agreed to use the closing price on January 24, 2023 to calculate the exchange of share consideration, which was $0.1804. In addition, the Company’s selling shareholders will be entitled to receive up to $180 million in convertible preferred shares upon the satisfaction of earn out provisions included in the Amended and Restated Merger agreement. Between December 31, 2022 and the closing, Ideanomics, Inc. provided incremental funds to the Company of $2.9 million.

On April 4, 2023, the Company received a Complaint and Demand for Jury from the district Court, Denver County, Colorado alleging a breach of contract with one of the Company’s vendors. The Company’s management believes that based upon the evidence and without specifications as to damages, this lawsuit is without merit and the ultimate liability of the Company in these matters will not be material nor unfavorable to the Company.